UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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 Preliminary information statement

 Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☑ Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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THE SARATOGA

ADVANTAGE TRUST

February 9, 2024

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. This information statement (“Information Statement”) provides information regarding the approval by the Board of Trustees (the “Board”) of the Saratoga Advantage Trust (the “Trust”) of a new investment advisory agreement on behalf of the Trust’s Large Capitalization Value Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, M.D. Sass, LLC (“M.D. Sass”) engaged in a transaction that provided Ari Sass an equity stake in M.D. Sass (the “Transaction”). The Transaction resulted in the “assignment” under the Investment Company Act of 1940, as amended (the “1940 Act”) of the prior investment advisory agreement between Saratoga Capital Management, LLC (“SCM”) and M.D. Sass Investors Services, Inc., resulting in its automatic termination.

The Board approved a new investment advisory agreement between SCM and M.D. Sass prior to the closing of the Transaction, which took effect on November 15, 2023. The new investment advisory agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

The enclosed Information Statement is provided in lieu of a proxy statement to shareholders of record of the Portfolio as of February 5, 2024. We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.       Background

On October 27, 2023, the Board of Trustees (the “Board”) of The Saratoga Advantage Trust (the “Trust”) approved, at the recommendation of Saratoga Capital Management, LLC (the “Manager”), a new investment advisory agreement between the Manager and M.D. Sass, LLC (“M.D. Sass”) (the “New Agreement”) on behalf of the Large Capitalization Value Portfolio (the “Portfolio”) as described below, effective November 15, 2023.

M.D. Sass engaged in a transaction that provided Ari Sass an equity stake in M.D. Sass. This transaction constituted a change in control of M.D. Sass (the “Change of Control”), resulting in the “assignment” of the prior investment advisory agreement between the Manager and M.D. Sass Investors Services, Inc. dated August 18, 2008 (the “Prior Agreement”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Such an assignment under the 1940 Act resulted in the automatic termination of the Prior Agreement. The terms of the New Agreement are substantially identical to those of the Prior Agreement. The New Agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

M.D. Sass, a registered investment adviser, had approximately $2.34 billion in assets under management as of November 30, 2023. M.D. Sass is located at 55 West 46th Street, 28th Floor, New York, New York 10036.

Under an exemptive order (the “Order”) the Trust has received from the Securities and Exchange Commission, the Manager is permitted, subject to the approval of the Board, to select investment advisers to manage all or a portion of the assets of the Portfolio and enter into and materially amend investment advisory agreements with investment advisers without obtaining shareholder approval. Under the conditions of the Order, the Trust must provide notice to shareholders within 90 days of hiring a new investment adviser. This Information Statement is being supplied to shareholders to fulfill the notice condition and will be mailed on or about February 9, 2024 to the Portfolio’s shareholders of record as of February 5, 2024 (the “Record Date”).

As of the Record Date, there were issued and outstanding 14,280.9310, 7,108.7370, and 817,228.5360 shares of the Portfolio’s A, C and I classes, respectively.

II.	INFORMATION CONCERNING THE NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE MANAGER AND M.D. SASS WITH RESPECT TO THE PORTFOLIO

The Prior Agreement was last approved by the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (the “Independent Trustees”), on April 10, 2023.

As discussed below under “Board Consideration,” the Board authorized the Manager to enter into the New Agreement with M.D. Sass on behalf of the Portfolio, effective November 15, 2023, due to the Prior Agreement’s automatic termination on or about November 15, 2023, resulting from the Change of Control.

The New Agreement, dated November 15, 2023, contains substantially identical material terms and conditions as the Prior Agreement except for the date of execution. In particular, M.D. Sass will not receive any additional fees or expenses over those that it received under the Prior Agreement. In addition, the termination provision was updated to clarify that the New Agreement will automatically terminate in the event of an assignment.

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Investment Advisory Fee Rates

As compensation for its services performed and costs assumed under the New Agreement, M.D. Sass will receive from the Manager, as it did under the Prior Agreement, a portion of the management fee payable by the Portfolio to the Manager. The Manager’s management fee is calculated at an annual rate of 0.65% of daily net assets of the Portfolio. This rate will not change under the New Agreement.

III.       BOARD CONSIDERATION

On October 27, 2023, the Board met and considered the New Agreement. At their meeting, the Trustees, including all of the Independent Trustees, approved the New Agreement effective November 15, 2023.

To assist the Board in its consideration of the New Agreement, the Board received in advance of the Meeting certain materials and information. Representatives of the Manager made a presentation to the Board on behalf of the Portfolio and responded to questions from the Trustees. Among other things, the Board considered, with its legal counsel:

  that the Board had, at the Meeting of the Board held on April 10, 2023, performed a full review of the Prior Agreement with M.D. Sass and had determined that M.D. Sass had the capabilities, resources and personnel necessary to provide investment advisory services to the Portfolio;
•	assurances received from M.D. Sass that the Change of Control is not expected to result in any diminution in the nature, quality and extent of services provided to the Portfolio and its shareholders;
•	assurances received from M.D. Sass and the Manager as to the consistency of the portfolio management team that would be primarily responsible for the day-to-day management of the Portfolio; and
•	that the fee schedule under the New Agreement would not differ from the schedule under the Prior Agreement.

The Board determined that the information the Board had considered with its legal counsel with respect to the following factors in connection with its April 10, 2023 approval of the Prior Agreement and its conclusions regarding those factors were applicable to its decision to approve the New Agreement: (i) the nature, quality and extent of the services provided by M.D. Sass; (ii) the depth of organization, expertise, reputation and experience of M.D. Sass; (iii) M.D. Sass’s investment performance; and (iv) the reasonableness of the fee split between the Manager and M.D. Sass.

The Board also discussed the terms and conditions of the New Agreement and compared it to the Prior Agreement. The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are substantially identical, in all material respects, as the terms of the Prior Agreement. In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement. Based upon its review of the above factors and all other factors they deemed relevant, the Board concluded that the New Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

Based upon its review and the representations made to it and after consideration of the above factors, and such other factors and information as it deemed relevant, the Board approved the New Agreement. No single factor reviewed by the Board was identified as the principal factor in determining whether to approve the New Agreement and each Board Member may have attributed different weights to the various factors considered.

IV.       DURATION AND TERMINATION OF NEW SUB-ADVISORY AGREEMENT

The New Agreement will have an initial term of one year, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Independent Trustees and a majority of the Board as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.

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The New Agreement may be terminated on the same terms as the Prior Agreement and will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

V.	GENERAL INFORMATION CONCERNING M.D. SASS

The names, titles and principal occupations of the executive officers and directors of M.D. Sass are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Martin D. Sass	Founder, Chairman, and Chief Executive Officer
Ari D. Sass	President
Bobby Liu	Senior Vice President, General Counsel, and Chief Operating Officer
Sam Friedman, CPA	Senior Vice President, and Chief Financial Officer

The business address of each person listed above is 55 West 46th Street, 28th Floor, New York, New York 10036.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for its most current fiscal year ended August 31st, to a shareholder upon request. To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 12725 W. Indian School Road, Suite E-101, Avondale, Arizona, 85392, Attention: Bruce E. Ventimiglia).

The Manager is located at 12725 W. Indian School Road, Suite E-101, Avondale, Arizona, 85392.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

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